Exhibit 10.2.20
DORMAN PRODUCTS, INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD PURSUANT TO THE DORMAN PRODUCTS, INC. 2018 STOCK OPTION AND STOCK INCENTIVE PLAN

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD (this “Award”) dated as of the #Grant Date# (the “Grant Date”) is entered into by and between Dorman Products, Inc. (the “Company”) and #Participant Name# (the “Participant”).
1.Grant of Performance-Based Restricted Stock Units. Effective as of the Grant Date, pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”), the Company hereby grants to Participant #Number of Shares Granted# performance-based Restricted Stock Units (the “PSUs”), subject to the terms and conditions set forth in this Award and the Plan. This Award is in consideration for Participant’s acceptance of and agreement to the restrictive covenants set forth in Section 7 of this Award.
2.Dividend Equivalents.
(a)The PSUs are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested PSU (the “Dividend Equivalent Amount”) on the record date of such dividend.
(b)The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the applicable vesting date(s) of the underlying PSUs as determined in accordance with Section 3 below, and will be cancelled and forfeited if the underlying PSUs are cancelled or forfeited as determined in accordance with Section 3 below.
3.Vesting of PSUs.
(a)Subject to the provisions of Sections 3(b) and (c), the vesting of the PSUs is contingent upon (i) the Company’s achievement of the performance target(s) set forth on Exhibit A hereto (“Performance Target(s)”) during the performance period set forth on Exhibit A hereto (“Performance Period”), and (ii) Participant’s continued employment by or provision of services to the Company or a Subsidiaries Company through the end of the Performance Period. Awarded Shares will vest and become nonforfeitable only after certification by the Committee of the achievement of the Performance Targets previously established and approved by the Committee for the Performance Period.
(b)Upon a Change in Control, 100% of the unvested portion of the PSUs (assuming the maximum performance level) shall vest.
(c)If Participant’s employment or service terminates prior to the last day of the Performance Period on account of death or Disability, a pro rata portion of Participant’s PSUs will vest at the end of the Performance Period to the extent the Performance Target(s) for the Performance Period are met. The pro rata portion will be determined by multiplying the PSUs that would have vested at the end of the Performance Period pursuant to Section 3 and Exhibit A if Participant’s employment or service had not terminated prior to the last day of the Performance Period by a fraction, the numerator of which is the number of Participant’s completed months of service during the Performance Period and the denominator of which is the number of months in the Performance Period. Thereafter, the number of Shares deliverable shall be rounded up to the nearest whole Share. Any Shares deliverable under this Section 3(c) shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the Performance Period.
Except as provided above, upon the termination of employment or service of Participant prior to PSUs vesting in accordance with Exhibit A, any unvested PSUs will immediately and automatically, without any action on the part of the Company, be forfeited and cancelled.
4.Delivery of Shares; Tax Withholding; Securities Laws.
(a)Within thirty (30) days of a Vesting Date, the Company shall (i) pay the Dividend Equivalent Amount (if any) and (ii) deliver Shares issuable with respect to any vested PSUs.
(b)All obligations of the Company to deliver Shares shall be subject to the rights of the Company to withhold amounts required by law for any Federal Insurance Contributions Act (FICA), federal income, state, local and other tax liabilities (“Withholding Taxes”). By accepting this Award, Participant hereby: (i) elects, effective on the date Participant accepts this Award, to sell Shares in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the designated broker (the “Broker”) to remit the cash proceeds of such sale to the Company (a “Sell to Cover”); (ii) directs the Company to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (1) on the date Participant accepts this Award he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Broker from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Broker pursuant to this Award, (2) is entering into the Award and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the 1934 Act, and (3) it is Participant’s intent that this election to Sell to Cover comply with the requirements of Rule 10b5-1(c)(1) under the 1934 Act and be interpreted to comply with the requirements of Rule 10b5- 1(c) under the 1934 Act. Participant further acknowledges that by accepting this Award, Participant is adopting a 10b5-1 Plan to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Taxes. All obligations to pay any Dividend Equivalent Amount will be paid net of any Withholding Taxes.
(c)The obligation of the Company to deliver Shares shall also be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
5.Assignments, Transfers and Successors and Assigns. The rights and interests of Participant under this Award may not be assigned, sold, exchanged, transferred,

pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parent(s) and each of its Affiliates. This Award may be assigned by the Company without Participant’s consent.
6.Section 409A. This Award is intended to be exempt from or otherwise comply with the provisions of Section 409A. If the PSUs constitute “deferred compensation” under Section 409A and the PSUs become vested and settled upon Participant’s termination of employment or service, payment with respect to the PSUs shall be delayed for a period of six months after the termination if Participant is a “specified employee” as defined under Section 409A and if required pursuant to Section 409A. If payment is delayed, the PSUs shall be settled and paid within thirty (30) days after the date that is six (6) months following Participant’s termination of employment or service. Payments with respect to the PSUs may only be paid in a manner and upon an event permitted by Section 409A, and each payment under this Award shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event shall Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Award without Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A.
7.Restrictive Covenants. Except to the extent modified by the Restrictive Covenant Addendum hereto, as a condition of receiving this Award, Participant hereby acknowledges and agrees that during the period in which Participant is employed by, or providing service to, the Company or any of its Affiliates (the Company and its Affiliates are, collectively, the “Company Group”) and during the twelve (12) month-period following separation of Participant’s employment or service from the Company Group for any reason (the “Restrictions Period”), Participant shall comply with the following restrictions:
(a)Participant shall not anywhere in the Territory, directly or indirectly through or on behalf of any other person or entity (other than a member of the Company Group), whether as an equityholder, employee, director, officer, associate, consultant, agent or independent contractor, (i) engage, participate, or make any financial investment in, (ii) own any financial or beneficial interest in, (iii) operate, or (iv) become employed by or provide services to any business, corporation, firm, person, or other entity which is engaged, directly or indirectly, in the Business (together with its affiliates and subsidiaries, the “Competing Enterprise”); provided that:
(1)Participant shall not be prohibited from owning or acquiring securities in any publicly traded company as long as Participant’s ownership does not exceed 1% of such publicly traded company’s outstanding securities; and
(2)Participant shall not be prohibited from becoming employed by or providing services to a Competing Enterprise that contains multiple divisions or businesses as long as the revenue from any divisions or businesses of such Competing Enterprise which are engaged in the Business (individually and in the aggregate) constitutes less than 10% of such Competing Enterprise’s overall revenue in its most recently completed fiscal year and Participant does not, directly or indirectly, work for, advise, or provide services to, any divisions or businesses of the Competing Enterprise which are engaged in the Business;
(b)Participant shall not, directly or indirectly through or on behalf of any other person or entity (other than a member of the Company Group), encourage, induce,

attempt to induce, solicit or attempt to solicit any employee, director, officer, associate, consultant, agent or independent contractor of the Company Group to terminate his or her employment with or engagement by the Company Group in order to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Company Group, or hire or retain, or attempt to hire or retain, any such employee, director, officer, associate, consultant, agent or independent contractor of the Company Group; provided, that nothing in this Award prohibits Participant from hiring an individual who responds to a job posting made available to the general public so long as Participant does not solicit or otherwise initiate such contact during the one year following separation of Participant’s employment or service; or
(c)Participant shall not, directly or indirectly through or on behalf of any other person or entity (other than a member of the Company Group), encourage, induce, attempt to induce, solicit or attempt to solicit, any customer, distributor, supplier, vendor, marketer or sponsor of the Company Group with which Participant had contact or about which Participant learned, had access to, developed, or obtained Confidential Information during the last two years of Participant’s employment to cease or reduce its customer, distributor, supplier, vendor, marketer or sponsor relationship with the Company Group.
(d) The restrictions contained in this Section are necessary for the protection of the Company Group’s legitimate business interests, including Confidential Information, trade secrets, customer relationships, business and goodwill of the Company Group and are considered by Participant to be reasonable for such purpose. Participant acknowledges that a breach of any of the covenants contained in this Section may cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Participant agrees that if Participant breaches or threatens to breach any of the covenants contained in this Section, then in addition to any other remedy which may be available to the Company Group at law or in equity, the Company, on its behalf or on behalf of any member of the Company Group, shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy. Furthermore, Participant agrees that if Participant willfully and materially breaches any of the covenants contained in this Section, then in addition to any other remedy which may be available to the Company Group at law or in equity, the Company, on its behalf or on behalf of any member of the Company Group, shall be entitled to cease or withhold any payment of Shares to Participant pursuant to this Award, including the return of any previously delivered Shares or proceeds recognized upon any sale or other disposition of those Shares. If any legal action, suit, or proceeding is brought to enforce the terms of this Award, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses in connection with such action, in addition to any other relief to which Company Group or Participant is entitled in law or equity. Participant further acknowledges that the restrictions and limitations set forth in this Award will not materially interfere with Participant’s ability to earn a living following the separation of Participant’s employment or service with the Company Group and that Participant’s ability to earn a livelihood without violating such restrictions is a material condition to Participant’s employment with the Company Group. Participant agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Award to any employer or service recipient by whom Participant might be employed or retained during the Restrictions Period.
(e)Each of the rights enumerated in this Award shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity. In the event any term or provision of this Award may be held to be invalid, prohibited, overbroad or unenforceable for any reason, the Company Group and Participant agree that the court making such determination shall modify any term or provision of this Award to render it reasonable and enforceable under applicable law, or, if impractical, then to delete specific words or phrases to render the remainder of the term or provision reasonable and enforceable under applicable law, or, if impracticable, then to delete such term or provision to render the remainder of the Award reasonable and enforceable and the Award shall be enforced as so modified.
(f)The obligations under this Section shall survive separation of employment or service.
(g)For purposes of this Section:
(1)“Business” means manufacturing, distributing, marketing, selling, or supplying automotive replacement parts, brake parts and fasteners to the automotive aftermarket (including, without limitation, the light, medium and heavy duty truck aftermarket); manufacturing, distributing, marketing, selling, or supplying aftermarket replacement or upgrade parts and accessories to the powersports industry; manufacturing, distributing, marketing, selling, or supplying home fasteners and electrical wiring components to mass merchandisers; or any other business activities of the Company Group..
(2)“Territory” means any city, county, state, or other similar territory or region in the world in which any member of the Company Group with which Participant is employed or to which Participant provided services is engaged in business during the Restrictions Period, and (i) for which Participant had responsibility, (ii) in which the Participant worked or engaged in business activities on behalf of the Company Group, (iii) in which Participant supervised the activities of other employees or workers, (iv) in which the Participant’s customer, distributor, supplier, vendor, marketer or sponsor relationships are located, and/or (v) about which Participant learned, was exposed to, obtained, or developed, Confidential Information during Participant’s employment.
(h)The terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the twelve (12) months prior to the separation of Participant’s employment or service and for twelve (12) months following separation of Participant’s employment or service. Participant shall not be deemed to have violated the provisions of this Section 7 by reason of an isolated act, or failure to act, not taken in bad faith.
8.Confidential Information.
(a)For purposes of this Award, the term “Confidential Information” means all non-public information relating to the Company Group or any of its members, including but not limited to non-public information relating to: (a) developments, inventions, ideas, data, programs, works of authorship, designs, drawings, specifications and techniques, trade secrets, works, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, methods (including, without limitation, methods of use or delivery), know-how, technology, improvements and discoveries; (b) research, development, services or products, marketing and sales data and plans, strategies, business plans, budgets and financial statements and data, intellectual property, licenses, pricing and cost information, customer lists, and supplier lists; (c) employees, consultants, customers, and suppliers of any member of the Company Group; and (d) any other information pertaining to the Company Group’s business disclosed to, developed by, or learned by Participant during Participant’s employment or service with any member of the Company Group that is not publicly available.
(b)For purposes of this Award, and notwithstanding any other provision in this Award, the term “Confidential Information” shall not include information which Participant can demonstrate (i) is or has become publicly available without breach of this Award, any other agreement or instrument to which any member of the Company Group is a party or a beneficiary, or any duty owed to any member of the Company Group by Participant or by any third party; (ii) was already in Participant’s possession or known to Participant prior to the commencement of Participant’s employment or service; (iii) was provided to Participant after separation of employment or service by sources with the legal right to disclose and authorize the use of such information; and/or (iv) has been independently developed by Participant without use of Confidential Information.
(c)Notwithstanding any other provisions in this Award, any information that is required to be maintained as confidential or private pursuant to any federal, state, local, administrative, or other law, statute, rule, or regulation shall be included within the definition of Confidential Information.
(d)At all times during Participant’s employment with any member of the Company Group and thereafter, Participant shall, except in connection with Participant’s duties for the Company Group: (i) hold all Confidential Information in strict confidence; (ii) not disclose Confidential Information to any third party without the prior written consent of the Company; and (iii) not use Confidential Information.
(e)Notwithstanding any other provision in this Award, disclosure of any Confidential Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States (including any subpoena or discovery request in a lawsuit); provided, however, that Participant shall have first given prompt notice to the Company Group of any such order and the Company Group shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. If the Company Group is unsuccessful in such efforts, or if the Company Group waives compliance with the provisions hereof, Participant shall disclose to such court, governmental body or agency only that portion of the Confidential Information that Participant is legally required to disclose and must do so under a protective order.
(f)Additionally, and notwithstanding any other provision of this Award, nothing in this Award prohibits Participant from: (i) initiating communications directly with, cooperating with, providing relevant information to, or otherwise assisting in an investigation by the SEC or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law, or the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority; (iii) making other disclosures that are protected under applicable whistleblower laws; or (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Participant does not need the prior authorization of the Company Group to engage in conduct described in the prior sentence, and Participant does not need to notify the Company Group that Participant has engaged in such conduct. To the maximum extent permitted by law, Participant is waiving Participant’s right to receive any individual monetary relief from the Company Group resulting from such claims or conduct, regardless of whether Participant or another party filed the claim or reported the conduct. Despite the foregoing, Participant is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Participant came to learn during the course of Participant’s employment with the Company Group that is protected from disclosure by the attorney-client privilege and/or attorney work product doctrine. No member of the Company Group waives any applicable privileges or the right to continue to protect its privileged attorney-client information or attorney work product information.

(g)Further, nothing in this Award in any way prohibits or is intended to restrict or impede Participant from disclosing the amount of Participant’s wages or discussing the terms and conditions of Participant’s employment with coworkers or others or otherwise exercising protected rights, including under Section 7 of the National Labor Relations Act.
(h)Upon separation of employment or service, Participant shall promptly return to the Company Group all documents, data, and property containing Confidential Information.
(i)Participant agrees that if Participant willfully and materially breaches this Section 8, then in addition to any other remedy which may be available to the Company Group at law or in equity, the Company, on its behalf or on behalf of any member of the Company Group, shall be entitled to cease or withhold any payment of Shares to Participant pursuant to this Award, including the return of any previously delivered Shares or proceeds recognized upon any sale or other disposition of those Shares.
(j)The obligations under this Section shall survive separation of employment or service and the expiration of this Award.
(k)Pursuant to 18 U.S.C. § 1833(b), Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that Participant makes (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Participant’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or which Participant makes in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Participant files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, Participant may disclose any such trade secret to Participant’s attorney and use any such trade secret information in the court proceeding, if Participant (x) files any document containing any such trade secret under seal, and (y) does not disclose any such trade secret, except pursuant to court order. Nothing in this Award is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
9.Miscellaneous.
(a)This Award shall not confer upon Participant any right to continue in the service as an employee, officer, director, consultant or advisor of the Company or any Subsidiary Company.
(b)The address for Participant to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Participant’s address as reflected in the Company’s personnel records, or such other address as Participant may provide to the Company by written notice.
(c)The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
(d)Participant hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.
10.Incorporation of Plan Terms and Conflict with Other Agreements.
(a)This Award is subject to the terms and conditions of the Plan, including, but not limited to, those pertaining to (i) change in capitalization of the Company, (ii) clawback and recoupment, (iii) the Committee’s authority to amend, interpret, and administer the Award and the Plan, and (iv) issuance of Shares in accordance herewith. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between the provisions of this Award and the terms of the Plan, the terms of the Plan will control. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.
(l)This Award shall not affect the application or enforceability of any restrictive covenants subsequently or previously entered into between Participant and the Company Group (including the provisions of any employment, service, restrictive covenant or change-in-control agreement between the Company and Participant) and such restrictions shall not be superseded or in any way impacted by this Award, except that any restrictive covenants in any Restricted Stock Unit Award(s) previously entered into between Participant and the Company Group shall hereby be modified by the Restrictive Covenant Addendum hereto, to the extent Participant primarily resides and works in a jurisdiction listed in the Restrictive Covenant Addendum. In the event of any conflict between the provisions of this Award and the provisions of any employment, service, restrictive covenant or change-in-control agreement between the Company and Participant, the provisions of such employment, service, restrictive covenant or change-in-control agreement shall prevail. For the avoidance of doubt, to the extent Participant has agreed to the terms of conditions of the Dorman Products, Inc. Executive Severance Plan (the “Severance Plan”), the restrictive covenants in that Severance Plan shall prevail over the restrictive covenants in Section 7 of this Award, both with respect to time and scope, if applicable.
Please confirm your acceptance of this Award electronically by following the instructions on your personal web portal at Dorman’s Equity Administrator. You have until #Grant Accept by Date# to accept your award. Your electronic signature indicates your agreement to be bound by the terms of this Award.

EXHIBIT A

	Metric	Payout
Less than Threshold
Threshold
Target
Maximum

For purposes of this Award:
 (a) “Performance Standard” means [one or more of the following performance criteria, either individually, alternatively or in any combination, applied either to the Company as a whole or to a business segment or unit, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the agreement evidencing the award of restricted shares: sales, revenue, net income, net earnings, earnings per share, return on the total capital, total shareholder return, return on equity, cash flow, operating profit and margin rate. The Committee may adjust the Performance Standard during a given Performance Period to exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs and discontinued operations; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) acquisitions, mergers or restructuring costs; and (e) any other extraordinary or unusual items or events applied on a consistent basis. The Committee also may adjust the designated comparison group to account for members that cease to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) and include additional companies consistent with previously approved methodology for selecting a designated comparison group. Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.]
(b) “Performance Period” means [_________________].

Restrictive Covenant Addendum
Jurisdiction-Specific Modifications to Restricted Stock Unit Award
This Addendum to the Performance Restricted Stock Unit Award (the “Award”) includes state-specific modifications to the Award for individuals who primarily reside and work in certain states. This Addendum should be read in conjunction with the rest of the Award. Capitalized terms used but not defined in this Addendum shall have the meanings ascribed to such terms in the Award.
California
If Participant is a resident of the State of California:
•Then, Section 7(a) through 7(c) of the Award will not apply to Participant following the separation of Participant’s employment or service from the Company Group.
•Notwithstanding Sections 9(c) and 9(d) of the Award, validity, interpretation, construction and performance of the Award shall be governed by the laws of the State of California, and nothing in the Award shall require Participant to adjudicate a claim or controversy arising out of the Award outside of the State of California.

Colorado
If Participant is employed or primarily resides in Colorado:
•Participant acknowledges and understands that, following the separation of Participant’s employment or service from the Company Group, Section 7(a) of the Award will apply to Participant (i) only if Participant’s “annualized cash compensation” at the time it is entered into and at the time of enforcement is equal to or exceeds the “threshold amount for highly compensated workers” as set forth in Colorado Revised Statutes Section 8-2-113(2)(b) and (c), which was $ 130,014 in 2026 subject to annual adjustments for subsequent years as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment.
•Participant acknowledges and understands that, following the separation of Participant’s employment or service from the Company Group, Section 7(c) of the Award, will apply to Participant (i) only if Participant’s “annualized cash compensation” at the time it is entered into and at the time of enforcement is equal to or exceeds sixty percent (60%) of the “threshold amount for highly compensated workers” as set forth in Colorado Revised Statutes Section 8-2-113(2)(d), which was $ 78,008.40 in 2026, subject to annual adjustments for subsequent years as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment.
•If, at the time of the separation of Participant’s employment or service from the Company Group, Participant primarily resided or worked in Colorado, notwithstanding any other provision to the contrary in the Award (i) the laws of the State of Colorado shall govern the enforceability of Sections 7(a) and 7(c) and (ii) nothing in the Award shall require Participant to adjudicate the enforceability of Sections 7(a) and 7(c) outside of the State of Colorado.

•Participant acknowledges and agrees that (i) Participant has been provided written notice of the covenant not to compete contained in the Award in a separate document and in clear and conspicuous terms, at least fourteen (14) days before the earlier of (x) the effective date of the Award or (y) the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the Award and (ii) such notice was provided with a copy of the Award, identified the Award by name and stated that the Award contains a covenant not to compete that could restrict Participant’s options for subsequent employment following Participant’s separation from the Company Group, and directed Participant to Section 7 of the Award which contains the covenant not to compete.
•Participant acknowledges and understands that Participant may request an additional copy of the covenant not to compete once each calendar year.

District of Columbia
•Participant understands that the non-competition obligations under Section 7(a) of the Award will not apply to Participant if Participant is considered a “covered employee” under the District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020, as amended by the Non-compete Clarification Amendment Act of 2022 (collectively, the “DC Non-Compete Act”). Participant is a covered employee if Participant is not a “highly compensated employee” (as described below) and the following conditions are satisfied: (i) If Participant has commenced work for the Company Group, (A) Participant spends more than 50% of Participant’s work time for the Company Group working in the District of Columbia or (B) Participant’s employment is based in the District of Columbia and Participant regularly spends a substantial amount of Participant’s work time for the Company Group in the District of Columbia and not more than 50% of Participant’s work time for the Company in another jurisdiction; or (ii) if Participant has not yet commenced work for the Company Group, (A) the Company Group reasonably anticipates that Participant will spend more than 50% of Participant’s work time for the Company Group working in the District of Columbia or (B) Participant’s employment for the Company Group will be based in the District of Columbia, and the Company Group reasonably anticipates that Participant will regularly spend a substantial amount of Participant’s work time for the Company Group in the District of Columbia and not more than 50% of Participant’s work time for the Company Group in another jurisdiction.
•Participant acknowledges and understands that Section 7(a) of the Award will apply to Participant if Participant is a “highly compensated employee” pursuant to the DC Non-Compete Act (and therefore not a “covered employee”). Under the DC Non-Compete Act, a “highly compensated employee” is an employee who is reasonably expected to earn from the Company Group in a consecutive 12-month period, or who has earned in the preceding 12-month period, compensation greater than or equal to the “minimum qualifying annual compensation” (which is $162,164 for employees as of January 1, 2026, subject to increase each year based on increases in the Department of Labor’s Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area).
•If Participant is a “highly compensated employee,” Participant acknowledges and agrees that (A) (i) if Participant is not a current employee of the Company Group, Participant has been provided a copy of the Award (including the non-compete provision) at least fourteen (14) days before

Participant commenced employment for the Company Group, or (ii) if Participant is a current employee, Participant has been provided a copy of the Award (including the non-compete provision) at least fourteen (14) days before the date Participant was required to sign the Award, and (B) Participant had or could have had at least fourteen (14) days to review and consider the Award before Participant was required to sign the Award. Participant further acknowledges and agrees that if Participant executes the Award prior to the expiration of such period, Participant has voluntarily and knowingly waived the remainder of such review period.
•If Participant is a “highly compensated employee,” the following notice is being provided pursuant to D.C. Code § 32–581.03a.
The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).
•Participant acknowledges and understands that, notwithstanding any other provisions of this Addendum, during Participant’s employment or service with the Company Group, Section 7(a) of the Award prohibits Participant, and Participant will be prohibited, from accepting money or a thing of value for performing work for a business, corporation, firm, person, or other entity which is engaged, directly or indirectly, in the Business, other than the Company Group, because the Company Group reasonably believes that Participant’s acceptance of money or a thing of value under such circumstances will result in the disclosure or use of Confidential Information or proprietary information of the Company Group, conflict with the Company Group’s, the industry’s or the profession’s established rules regarding conflicts of interests, constitute a conflict of commitment if Participant is employed by a higher education institution, or impair Participant’s ability to comply with the District or federal laws or regulations, a contract or a grant agreement.
•Participant acknowledges and understands that, within 30 days after Participant’s acceptance of employment with the Company Group, Participant has been provided with and is hereby being provided with, or at the time a change in the policy occurs, Participant will be provided with, a written copy of workplace policies that include any exceptions to the definition of non-compete provision, as detailed in D.C. Code § 32-581.01(15), including the non-disclosure provisions, anti-moonlighting provisions, and long-term incentive provisions which fall under D.C. Code § 32-581.01(15)(B)(i), D.C. Code § 32-581.01(15)(B)(ii), and D.C. Code § 32-581.01(15)(C).

Georgia
If Participant is employed in the State of Georgia:
Following the separation of Participant’s employment or service from the Company Group, Section 7(a) of the Award will not apply to Participant if Participant does not, in the course of Participant’s employment, (i) customarily and regularly solicit for the Company Group’s customers or prospective customers; (ii) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; (iii) perform the following duties: (A) have a primary duty of managing the enterprise in which Participant is employed or of a customarily recognized department or subdivision thereof, (B) customarily and regularly direct the work of two or more other employees, and (C) have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) perform the duties of a key employee or professional, as defined under O.C.G.A. Section 13-8-51(8).

Idaho
If Participant is employed in Idaho, Participant acknowledges and agrees that Section 7(a) of the Award will only apply to Participant if Participant is a “key employee” within the meaning of Idaho Code Section 44-2701, et seq.

Illinois
If Participant is employed in Illinois:
•Participant acknowledges and understands that Section 7(a) of the Award will apply to Participant only if Participant’s actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10), which is $75,000 per year prior to January 1, 2027 (or $80,000 per year beginning January 1, 2027, $85,000 per year beginning January 1, 2032, and $90,000 per year beginning January 1, 2037, or such other amounts as prescribed by applicable law).
•Participant acknowledges and understands that Section 7(c) of the Award will apply to Participant only if Participant’s actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10), which is $45,000 per year prior to January 1, 2027 (or $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032, and $52,500 per year beginning on January 1, 2037, or such other amounts as prescribed by applicable law).
•Further, in the event that Participant’s employment or service is terminated (or furloughed) by the Company Group as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, Section 7(a) through Section 7(c) of the Award shall not apply to Participant unless Participant is provided with compensation equivalent to Participant’s base salary at the time of the separation of Participant’s employment or service for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement (such payment, “Noncompete Payment”). Participant agrees that, upon a request from the Company, Participant will provide the Company with proof of Participant’s new wage rate or salary through subsequent employment for the purposes of calculating the Noncompete Payment, which may be adjusted from payment to payment based on the information Participant provides to the Company. Notwithstanding anything foregoing, Participant acknowledges and agrees that nothing herein shall be construed to confer upon Participant any right to Noncompete Payments or severance payments and that the Company may, in its sole discretion, elect to not enforce the provisions of Section 7(a) of the Award.
Participant further acknowledges and agrees that (i) the Company has hereby advised Participant in writing to seek independent advice from Participant’s own legal counsel before entering into the Award and (ii) Participant had or could have had fourteen (14) calendar days from the date Participant received the Award to review and consider the Award, and that if Participant executes the Award prior to the expiration of such period, Participant has voluntarily and knowingly waived the remainder of such review period.

Louisiana
If Participant is employed in Louisiana:
•The restrictions under (i) Section 7(a) of the Award and (ii) Section 7(c) of the Award will only apply within the following parishes within Louisiana (so long as the Company Group continues to conduct business therein) provided, however, that nothing in the Award or this Addendum prohibits the enforcement of Sections 7(a) and 7(c) of the Award in states and countries outside of Louisiana:
othe following Louisiana parishes: Caddo Parish.

Maine
If Participant is employed in Maine:
•If, while employed with the Company Group, Participant earns a wage at or below 400% of the federal poverty level, Section 7(a) of the Award will not apply to Participant following the separation of Participant’s employment or service from the Company Group.
•If the Award was signed in connection with an offer of employment with the Company Group, Participant acknowledges that it was disclosed to Participant that a non-compete agreement would be required prior to Participant’s offer of employment.
•Participant acknowledges and agrees that Participant was provided a copy of the Award at least three (3) business days before Participant was required to sign the Award.
•The terms of Section 7(a) of the Award will not take effect until Participant has been employed with the Company Group for at least one (1) year or after a period of six (6) months from the date the Award was signed, whichever is later.

Massachusetts
If Participant is a resident of Massachusetts:
•Section 7(a) of the Award will not apply following a separation of Participant’s employment or service if (i) Participant is classified as “nonexempt” under the U.S. Fair Labor Standards Act, (ii) Participant is an undergraduate or graduate student partaking in an internship or otherwise entering a short-term employment relationship with the Company Group, whether paid or unpaid, while enrolled in a full-time or part-time undergraduate or graduate educational institution, (iii) Participant’s employment or service is terminated by a member of the Company Group without “cause,” or (iv) Participant is of age 18 or younger. “Cause” for purposes of Section 7(a) of the Award will exist if (1) there is a reasonable or good faith basis for the Company Group’s dissatisfaction with Participant’s job performance, conduct or behavior, or (2) grounds for termination exist that are reasonably related, in the Company Group’s honest judgment, to the needs of the business.
•With respect to Section 7(a) of the Award, unless (A) Participant is classified as “nonexempt” under the U.S. Fair Labor Standards Act, an undergraduate or graduate student referenced in clause (ii) above or of age 18 or younger, or Participant’s employment or service is terminated by the Company Group without “cause,” or (B) the Company otherwise waives the restrictions set forth in Section 7(a) of the Award following the separation of Participant’s employment or service with the Company Group, the Company Group shall pay Participant the Non-Compete Consideration (as defined below) and Participant acknowledges and agrees that the Non-Compete Consideration shall constitute mutually agreed upon consideration in support of the restrictions set forth in Section 7(a) of the Award following the separation of Participant’s employment or service with the Company Group. Notwithstanding any provision herein to the contrary, the payment of the Non-Compete Consideration will be conditioned upon Participant’s continued compliance with the terms of the Award.
•“Non-Compete Consideration” shall mean continued payment of 50% of Participant’s base salary on a pro rata basis for duration of the Restrictions Period, payable in accordance with the employer’s regular payroll practices, subject to Participant’s continued compliance with the terms of the Award (as modified in this Addendum).
•Following the separation of Participant’s employment or service with the Company Group, restrictions under Section 7(a) of the Award shall be limited in geographic scope to any geographic area in which Participant, during Participant’s time within the two (2) year period preceding the separation of Participant’s employment or service with the Company Group, provided services to the Company Group or had a material presence or influence as an employee of the Company Group.
•If the Award is entered into in connection with the commencement of employment, Participant acknowledges and agrees that Participant has been provided a copy of the Award (including the non-compete provision) prior to the earlier of (A) a formal offer of employment or (B) at least ten (10) business days before Participant commenced employment for the Company Group to review the Award.
•If the Award is entered into after Participant commenced employment for the Company Group, Participant acknowledges that Participant has been provided a copy of the Award (including the non-compete provision) and/or notice of the Award at least ten (10) business days before the Award is to be effective.
•The Company has hereby advised Participant in writing that Participant has the right to consult with counsel prior to entering into the Award.
•Notwithstanding Sections 9(c) and 9(d) of the Award, any suit, action, or proceeding brought by or against Participant in connection with the enforcement of Section 7(a) of the Award shall be brought in the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts, which shall have jurisdiction to adjudicate such dispute. For the avoidance of doubt, all other provisions of the Award remain subject to the jurisdiction and venue provisions set forth in Sections 9(c) and 9(d) of the Award.
PARTICIPANT ACKNOWLEDGES THAT PARTICIPANT HAS CAREFULLY READ THE AWARD AND HAS BEEN GIVEN AT LEAST TEN (10) BUSINESS DAYS TO REVIEW AND SIGN THE AWARD, DURING WHICH TIME PARTICIPANT HAD THE RIGHT TO CONSULT WITH AN ATTORNEY OF PARTICIPANT’S OWN CHOOSING AT PARTICIPANT’S OWN EXPENSE. PARTICIPANT FURTHER ACKNOWLEDGES THAT PARTICIPANT FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THE AWARD AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN. PARTICIPANT AGREES THAT VOLUNTARILY SIGNING THE AWARD BEFORE THE EXPIRATION OF THE TEN (10) BUSINESS DAYS SHALL SERVE AS A WAIVER OF THE TEN (10) BUSINESS DAY REVIEW PERIOD.

Minnesota
If Participant primarily resides and works in Minnesota:
•Section 7(a) of the Award will not apply to Participant following the separation of Participant’s employment or service from the Company Group.
•If, at the time of the separation of Participant’s employment or service with the Company Group, Participant primarily resided or worked in Minnesota, notwithstanding Sections 9(c) and 9(d) of the Award, the Award shall be governed by the laws of the State of Minnesota, and nothing in the Award shall require Participant to adjudicate a claim or controversy arising out of the Award outside of the State of Minnesota.

Missouri
If Participant is employed in Missouri, Section 7(b) of the Award will not apply to the solicitation and recruitment of employees who provide only secretarial or clerical services.

Nevada
If Participant is employed in Nevada:
•Section 7(a) of the Award will not apply to Participant following the separation of Participant’s employment or service from the Company Group if Participant is paid on an hourly basis.
•If Participant’s employment or service is terminated because of a reduction in force, a reorganization, or a similar restructuring, Section 7(a) of the Award will only apply to Participant following such separation while the Company Group is paying Participant salary, benefits, or equivalent compensation, including, without limitation, severance pay.
•Section 7(a) of the Award shall not restrict Participant from providing services to a former customer or client following the separation of Participant’s employment or service from the Company Group if: (i) Participant did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave and seek services from Participant; and (iii) Participant is otherwise complying with the limitations in the covenant as to time, geographical area and scope of activity to be restrained, other than any limitation on providing services to a former customer or client who seeks Participant’s services without any contact instigated by Participant.

North Dakota
If Participant is employed in North Dakota, Sections 7(a) and 7(c) of the Award will not apply to Participant following the separation of Participant’s employment or service from the Company Group.

Oklahoma
If Participant is employed in Oklahoma, Section 7(a) of the Award will not apply to Participant following the separation of Participant’s employment or service from the Company Group.
If Participant is employed in Oklahoma, then the following shall replace Sections 7(c) of the Award:
“7(c)     Participant shall not through or on behalf of any other person or entity (other than a member of the Company Group) solicit any customer of the Company Group, with whom Participant had contact or about whom Participant learned, had access to, developed, or obtained Confidential Information during the last two years of Participant’s employment, to cease or reduce its customer, distributor, supplier, vendor, marketer or sponsor relationship with the Company Group.”

Oregon
If Participant is employed in Oregon:
•Section 7(a) of the Award will apply to Participant following the separation of Participant’s employment or service from the Company Group only if (i) Participant is engaged in administrative, executive or professional work, (ii) Participant perform predominantly intellectual, managerial or creative tasks, (iii) Participant exercises discretion and independent judgment, (iv) Participant is paid on a salary basis, and (v) the total amount of Participant’s annual gross salary and commissions, calculated on an annual basis, at the time of the separation of Participant’s employment or service exceeds the amount required under Oregon Revised Statutes (“ORS”) § 653.295(1)(e) (which is $119,541 in 2026 as adjusted annually to track inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items) (an employee meeting the foregoing criteria is hereafter referred to as a “Qualified Employee”).
•Participant acknowledges and agrees that (i) the Award is being executed upon Participant’s initial employment with Company Group and is a condition of such employment or (ii) the Award is being executed upon Participant’s “subsequent bona fide advancement” within the meaning of ORS § 653.295 because of, among other things, Participant’s increased responsibilities and access to Confidential Information and trade secrets. If the Award is executed upon initial employment, Participant acknowledges that Participant was informed in a written job offer at least two (2) weeks before the commencement of employment that a non-competition agreement was required as a condition of employment. If the Award is executed upon a “subsequent bona fide advancement,” Participant knowingly and voluntarily waives any argument that Participant’s new role does not constitute a “subsequent bona fide advancement.”
•Within 30 days after the date of the separation of Participant’s employment or service with the Company Group, the Company Group will provide Participant a signed, written copy of the Award.
Notwithstanding the foregoing, even if Participant is not a Qualified Employee meeting the requirements under ORS § 653.295(1)(b) and (e), the Company may, at its sole discretion, elect to enforce the non-competition restrictions in Section 7(a) of the Award following the separation of Participant’s employment or service from the Company Group, by paying Participant, for up to one year, compensation equal to the greater of (x) fifty percent (50%) of Participant’s annual gross base salary and commissions at the time of Participant’s separation; or (y) fifty percent (50%) of the minimum annual compensation required under ORS § 653.295. If the Company elects to enforce Section 7(a) of the Award following the separation of Participant’s employment or service from the Company Group by agreeing to make the payments referenced in this paragraph, Participant will be notified in writing. Participant understands and acknowledges that the Company’s election not to pay the compensation set out in this paragraph affects the applicability of Section 7(a) of the Award only in the event Participant is not a Qualified Employee and that the election of non-payment does not relieve a non-Qualified Employee from any other post-employment restriction in the Award.

Rhode Island
If Participant is employed in Rhode Island, Section 7(a) of the Award will not apply to Participant following the separation of Participant’s employment or service with the Company Group if Participant is (i) classified as “non-exempt” under the Fair Labor Standards Act, (ii) an undergraduate or graduate student participating in an internship or otherwise entering into a short-term employment relationship with the Company Group while enrolled at an educational institution, regardless of whether the position is paid, (iii) of age 18 or younger, or (iv) a “low-wage” employee under R.I. Gen. Laws § 28-59-2, i.e., if Participant’s average annual earnings (as determined pursuant to R.I. Gen. Laws § 28-59-2(2)) are not more than 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

Virginia
If Participant is employed in Virginia:
•Participant acknowledges and understands that if, while employed or otherwise engaged with the Company Group, (i) Participant is deemed a “low-wage employee” under Code of Virginia § 40.1-28.7:8, i.e., Participant’s average weekly earnings, as determined pursuant to Code of Virginia § 40.1-28.7:8, are less than the average weekly wage of the Commonwealth of Virginia as determined pursuant to Code of Virginia § 65.2-500(B) (including if Participant was engaged as an independent contractor and was compensated for such services by the Company Group at an hourly rate that is less than the median hourly wage for the Commonwealth of Virginia for all occupations as reported, for the preceding year, by the Bureau of Labor Statistics of the U.S. Department of Labor) or (ii) regardless of Participant’s average weekly earnings, Participant is entitled to overtime compensation under the provisions of 29 U.S.C. § 207 for any hours worked in excess of 40 hours in any one workweek, then: (a) Section 7(a) of the Award will not apply to Participant following the separation of Participant’s employment or service with the Company Group., and (b) Section 7(a) or Section 7(c) of the Award will not restrict Participant from providing a service to a customer or client of the Company Group following a separation of Participant’s employment or service with the Company Group as long as Participant does not initiate contact with or solicit the customer or client.
•The above mentioned exceptions will not apply to Participant if Participant’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to Participant by the Company Group.
•Participant acknowledges that the Company Group has posted a copy of Virginia Code § 40.1-28.7:8 in the same location where other employee notices required by state or federal law are posted.

Washington
If Participant is employed in Washington:
•The Award is not intended to and does not purport to infringe on Participant’s rights under Washington’s Silenced No More Act or from disclosing or discussing (i) illegal acts of discrimination, harassment, retaliation, wage and hour violations, sexual assault, or other conduct recognized as being against a clear mandate of public policy occurring in the workplace, at work-related events, between employees, or between an employer and an employee, whether on or off the employment premises, (ii) information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful, or (iii) the existence of a settlement involving such conduct.
•Participant acknowledges and understands that, following the separation of Participant’s employment or service from the Company Group, Section 7(a) of the Award will only apply to Participant if the amount of Participant’s annualized earnings from the Company Group (calculated as of the earlier of the date enforcement of the noncompetition covenant is sought or the date of separation of Participant’s employment or service) exceeds the compensation requirement described in Revised Code of Washington § 49.62.020 (which is $ 126,858.83 in 2026), as adjusted annually for inflation in accordance with the Revised Code of Washington §49.62.040.
•If the Award is executed upon initial employment, Participant acknowledges and agrees that (i) Participant has been provided a copy of the Award (or the terms of the non-compete covenant contained in the Award in writing) prior to Participant’s acceptance of the offer of employment, and (ii) if the non-compete covenant becomes enforceable only at a later date due to changes in Participant’s compensation, Participant has been specifically advised by the employer (and is hereby being advised) that Section 7(a) of the Award may become enforceable and apply to Participant at a later date due to changes in Participant’s compensation in the future, if applicable.

•Further, Participant acknowledges and understands that, in the event that Participant’s employment or service is terminated by the Company Group as the result of a layoff, Section 7(a) of the Award shall not apply to Participant following such separation unless Participant is provided with compensation equivalent to Participant’s base salary at the time of separation for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement (such payment, a “WA Noncompete Payment”). Participant agrees that, upon a request from the Company, Participant will provide the Company with proof of Participant’s new wage rate or salary through subsequent employment for the purposes of calculating the WA Noncompete Payment, which may be adjusted from payment to payment based on the information Participant provides to the Company. Notwithstanding anything foregoing, Participant acknowledges and agrees that nothing herein shall be construed to confer upon Participant any right to WA Noncompete Payments or severance payments and that the Company may, in its sole discretion, elect to not enforce the provisions of Section 7(a) of the Award following the separation of Participant’s employment or service due to a layoff. For avoidance of doubt, unless Participant’s annualized earnings exceed the annual earnings threshold described above, the restrictions in Section 7(a) shall not apply to Participant following the separation of Participant’s employment or service from the Company Group.
•If, at the time of the separation of Participant’s employment or service from the Company Group, Participant is employed in Washington, notwithstanding any other provision to the contrary in the Award (including Sections 9(c) and 9(d) of the Award), nothing in the Award shall require Participant to adjudicate the enforceability of a noncompetition covenant outside of the State of Washington and the laws of the State of Washington shall govern the enforceability of the noncompetition covenant in the Award.
•Participant acknowledges and understands that, during Participant’s employment or service with the Company Group, the restrictions under Section 7(a) of the Award are not intended to restrict, restrain, or prohibit an employee earning less than twice the applicable state minimum hourly wage from having an additional job, supplementing their income by working for another employer, working as an independent contractor, or being self-employed, as long as (i) such additional services to be offered by the employee do not raise issues of safety for the employee, coworkers, or the public, or interfere with the reasonable and normal scheduling expectations of the employer and (ii) such additional services to be offered by the employee shall not alter the employee’s obligations as an employee of the Company Group under existing law, including the common law duty of loyalty and laws preventing conflicts of interest and any Company Group’s policies addressing such obligations.